Exhibit 99.1

Genesee & Wyoming Inc. Names New General Counsel and Secretary

GREENWICH, Conn., October 30 /PRNewswire-FirstCall/ — Mortimer B. Fuller III, Chairman and Chief Executive Officer of Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today the appointment of Allison M. Fergus as General Counsel and Secretary of GWI. In this position, Ms. Fergus will be responsible for directing all legal activities for GWI and its subsidiaries and will report directly to Mr. Fuller.

Ms. Fergus has served as Senior Counsel for GWI since November 2005. Prior to joining GWI, Ms. Fergus was an associate at Shearman & Sterling LLP in New York where she practiced in the capital markets group. Prior to her employment at Shearman & Sterling, Ms. Fergus worked in the treasury group of Omnicom Group Inc. and at JPMorgan Chase, formerly Chase Manhattan Bank.

Ms. Fergus holds a Bachelor of Sciences degree in finance and international business from Georgetown University and her juris doctorate degree from Fordham University School of Law.

“We are extremely pleased to welcome Allison to her new position,” said Fuller. “As we continue to build and strengthen GWI, Allison’s enthusiasm and her experience in public company reporting and securities laws will be invaluable. We will look to Allison’s legal expertise to help ensure GWI continues to uphold the interests of our shareholders and other stakeholders.”

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. GWI railroads operate in 26 US states and 2 Canadian provinces and serve 11 US ports. GWI operates over 5,900 miles of owned and leased track and approximately 3,700 additional miles under track access arrangements.

SOURCE Genesee & Wyoming Inc

CONTACT: Christopher Capot, GWI Corporate Communications, +1-203-629-3722, ccapot@gwrr.com (GWR)